Exhibit 5.1

Gordon K. Ho

T: +1 650 843 5190

gho@cooley.com

December 7, 2017

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

Ladies and Gentlemen:

You have requested our opinion, as counsel to REVANCE THERAPEUTICS, INC., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering of up to 5,389,515 shares (the “Company Shares”) shares of the Company’s common stock, par value $0.001 (the “Common Stock”), to be sold by the Company, including 550,806 Company Shares that may be sold pursuant to the exercise of an option to purchase additional shares granted to the underwriters, and up to 750,000 shares (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”) of Common Stock to be sold by certain selling stockholders including up to 250,000 Selling Stockholder Shares granted to the Underwriters that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-221911) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated December 5, 2017, and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

Revance Therapeutics, Inc.

December 7, 2017

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Gordon K. Ho
Gordon K. Ho

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM